UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Horace Mann Educators Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING—May 23, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 23, 2007 at the Crowne Plaza Hotel, 3000 South Dirksen Parkway, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs and Shareholders will have an opportunity for questions and comments.

We request that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you do not plan to attend and vote by proxy, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Joseph J. Melone	Louis G. Lower II
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 11, 2007

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 23, 2007

Time:	9:00 a.m. Central Daylight Saving Time

Place:	Crowne Plaza Hotel 3000 South Dirksen Parkway Springfield, Illinois

Purpose:

1. Elect seven Directors.

2. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2007.

3. Conduct other business if properly raised.

Record Date:	March 26, 2007—Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

Mailing Date:	The approximate mailing date of this Proxy Statement and the accompanying proxy card is April 17, 2007.

Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed business reply envelope, which requires no postage if mailed in the United States of America. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement to which this Notice of Annual Meeting of Shareholders is attached. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC” or the “Company”) of proxies from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 23, 2007 at 9:00 a.m. Central Daylight Saving Time at the Crowne Plaza Hotel, 3000 South Dirksen Parkway, Springfield, Illinois and through any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number (217) 789-2500). This Proxy Statement and the accompanying proxy card are being first transmitted to shareholders of the Company (“Shareholders”) on or about April 17, 2007.

The Board has fixed the close of business on March 26, 2007 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 43,142,556 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect seven Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified and (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2007.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the Company’s audited consolidated financial statements, were mailed to known Shareholders on or about April 17, 2007.

Solicitation and Revocation

Proxies in the form enclosed are solicited by and on behalf of the Board. The persons named in the form of proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Proxies will be solicited initially by mail. Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Abstentions may not be specified with regard to the election of Directors. On other matters, abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the New York Stock Exchange (“NYSE”) brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, that will not affect the outcome of such matters.

Other Matters

Other than the matters set forth above, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the Securities and Exchange Commission (“SEC”), and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1    Election of Seven Directors

The By-Laws of the Company provide for the Company to have not less than five nor more than fifteen Directors. The following nine persons currently are serving as Directors of the Company: William W. Abbott, Mary H. Futrell, Stephen J. Hasenmiller, Louis G. Lower II, Joseph J. Melone, Jeffrey L. Morby, Shaun F. O’Malley, Charles A. Parker and Roger J. Steinbecker. The terms of the current Directors expire at the Annual Meeting. Mr. Abbott and Mr. O’Malley are not standing for re-election and as a result the size of the Board is being reduced to seven persons.

Upon the recommendation of the Nominating & Governance Committee, the Board has nominated Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. Parker and Mr. Steinbecker (the “Board Nominees”) to hold office as Directors. The Nominating & Governance Committee has specifically found that Mr. Melone, although 75 years of age, should remain able to stand for re-election based on his expertise and experience. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 26, 2007, is provided with respect to each Board Nominee:

Mary H. Futrell, 66 Member of the Compensation and Nominating & Governance Committees of the Board	Dr. Futrell has been a Director of the Company since February 2001. She is currently Dean of the Graduate School of Education and Human Development, and Co-Director of the Center for Curriculum, Standards and Technology, The George Washington University, positions she has held for more than 5 years. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999. Dr. Futrell is also Founding President, Education International and past President, National Education Association and Virginia Education Association.

Stephen J. Hasenmiller, 57 Member of the Audit and Investment & Finance Committees of the Board	Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President—Personal Lines.

Louis G. Lower II, 61 President and Chief Executive Officer; Member of the Executive and Investment & Finance Committees of the Board	Mr. Lower joined the Company as Director, President and Chief Executive Officer in February 2000. Prior to that, he served as Chief Executive Officer of Allstate Life Insurance Company, a position he held from January 1990 through January 2000. He currently serves as a member of the Boards of Directors of the Illinois Life Insurance Council, Insurance Marketplace Standards Association, NEA Foundation for the Improvement of Education, Abraham Lincoln Presidential Library and Museum, and The PMI Group, Inc. Mr. Lower has over 30 years of experience in the insurance industry.

Joseph J. Melone, 75 Chairman of the Board; Chairman of the Executive and Nominating & Governance Committees; Member of the Compensation Committee of the Board	Mr. Melone has been a Director of the Company since February 2001. Prior to his retirement in 1998, he served as President and Chief Executive Officer of The Equitable Companies Inc. (1996-1998), Chairman and Chief Executive Officer of The Equitable Life Assurance Society (1994-1998) and Chairman and Chief Executive Officer of The Equitable Variable Life Insurance Company (1990-1998). Prior to 1990, Mr. Melone served as President of Prudential Insurance Company. He currently serves as a member of the Board of Directors of Bysis, Inc.

Jeffrey L. Morby, 69 Member of the Audit and Investment & Finance Committees of the Board	Mr. Morby has been a Director of the Company since September 1996. He is currently self-employed as a business consultant and investor. Mr. Morby serves as Managing Director of Amarna Corporation, LLC and makes investments through private subsidiaries and affiliates of Amarna Corporation. Mr. Morby retired on June 30, 1996 as Vice Chairman of Mellon Bank Corporation and Mellon Bank, N.A. Mr. Morby currently serves as a member of the Boards of Directors of Restaurant Insurance Holdings, Inc., Pittsburgh Cultural Trust and the Board of International Advisors of the City of Wuhan, China. He is also Chairman of the Cure Alzheimer’s Fund, a non-profit public charity; Chairman of the Morby Family Charitable Foundation, a private non-profit foundation; a member of the Council of World Wildlife Fund, a non-profit public charity; a member of the Board of Directors of the Pittsburgh City Theater; and Vice President of the Andrew and Velda Morby Educational Foundation, a private non-profit foundation.

Charles A. Parker, 72 Chairman of the Investment & Finance Committee; Member of the Audit and Executive Committees of the Board	Mr. Parker has been a Director of the Company since September 1997. He retired in 1995 after 17 years of service at The Continental Corporation, including service as Executive Vice President, Chief Investment Officer and Director. He currently serves as a member of the Boards of Directors of T.C.W. Mutual Funds, Inc. and T.C.W. Strategic Income Fund, Inc. and as a Governor of the Burridge Center for Research in Security Prices (The Leeds School of Business of the University of Colorado).

Roger J. Steinbecker, 64 Member of the Audit and Investment & Finance Committees of the Board	Mr. Steinbecker has been a Director of the Company since July 2006. He retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chair of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Board of Directors of Xedar Corporation, St. John’s Mercy Medical Center and the Jefferson Club of the University of Missouri (Columbia).

All of the Board Nominees, except for Roger J. Steinbecker, were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 24, 2006. Mr. Steinbecker was elected as a Director by the Board on July 13, 2006.

The Board recommends that Shareholders vote FOR the election of these seven nominees as Directors.

Proposal No. 2    Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2007 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2006. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2007.

EXECUTIVE OFFICERS

Set forth below is certain information, as of March 26, 2007, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Louis G. Lower II, President and Chief Executive Officer, who is discussed above, the “Executive Officers”):

Peter H. Heckman, 61 Executive Vice President and Chief Financial Officer	Mr. Heckman joined the Company in April 2000 as Executive Vice President and Chief Financial Officer (“EVP” and “CFO”). Prior to that, he served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 30 years of experience in the insurance industry.

Douglas W. Reynolds, 53 Executive Vice President, Property & Casualty and Information Technology	Mr. Reynolds joined the Company in November 2001 as Executive Vice President, Property and Casualty (“P&C”). In December 2003, he also assumed responsibility for Information Technology (“IT”). He previously served as Regional Vice President of AIG, Inc., a position he held from February 2000 through November 2001, where he was responsible for all property and casualty business for Southeast Asia and China. Prior to that, he served as Vice President of Allstate Insurance Company (“Allstate”). From November 1976 through January 2000 he held various property and casualty management positions at Allstate, including underwriting, marketing, non-standard auto and mergers and acquisitions, while also leading the start-up of a non-standard auto insurance company. Mr. Reynolds has over 30 years of experience in the insurance industry.

Paul D. Andrews, 50 Senior Vice President, Corporate Services	Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. In November 2004, he was appointed to his present position as Senior Vice President (“SVP”), Corporate Services. He previously served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has 20 years of experience in the insurance industry.

Bret A. Conklin, 43 Senior Vice President and Controller	Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin has over 20 years of experience in the insurance industry, including: serving as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; serving as Vice President and Controller of the Company from July 1998 through January 2000; being associated with Pekin Insurance from September 1992 through June 1998 and serving as its Vice President and Controller; and seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice.

Frank D’Ambra III, 53 Senior Vice President, Life and Annuity	Mr. D’Ambra joined the Company in February 2005 as Senior Vice President, Life and Annuity. Prior to joining the Company, he was President of Financial Concepts, a consulting firm he founded in 2002 that focused on helping insurance and investment firms identify and develop market and business opportunities. From 1999 to 2002, he served as Vice President and Director of Marketing and Client Relations with Swiss Re Investors. Mr. D’Ambra has over 25 years of experience in the insurance and financial services industry.

Dwayne D. Hallman, 44 Senior Vice President, Finance	Mr. Hallman joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. Mr. Hallman has over 20 years of experience in the insurance industry.

Robert B. Joyner, 63 Senior Vice President, Marketing	Mr. Joyner joined the Company in March 1971 as an agent. He has held several positions of increasing responsibility within the Company’s marketing operations, including service as Senior Vice President, Marketing effective September 2001. Mr. Joyner has over 35 years of experience in the insurance industry.

Ann M. Caparrós, 54 General Counsel, Chief Compliance Officer and Corporate Secretary	Ms. Caparrós joined the Company in March 1994 as Vice President, General Counsel and Corporate Secretary. In October 2000, she also assumed responsibility as Chief Compliance Officer. Ms. Caparrós has over 25 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were nine members on the Board as of March 26, 2007. The Board met seven times during 2006. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2006. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-management Directors, and may be contacted as described in “Communications with Directors” or as detailed at www.horacemann.com, under “Investor Relations—Corporate Governance”.

The Company’s Corporate Governance Principles provide that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE, as set forth in the NYSE’s Rule 303A.02. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The non-employee Directors are Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Morby, Mr. O’Malley, Mr. Parker and Mr. Steinbecker.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter which defines its role and responsibilities and which is available on the Company’s website at www.horacemann.com, under “Investor Relations—Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues. The current members of this committee are Mr. Melone (Chairman), Mr. Abbott, Mr. Lower, Mr. O’Malley and Mr. Parker. The Executive Committee did not meet during 2006.

The Compensation Committee reviews, approves and recommends the compensation of Executive Officers and Directors of the Company. The current members of this committee are Mr. Abbott (Chairman), Dr. Futrell and Mr. Melone and each is independent under the listing standards of the NYSE. The Compensation Committee met five times during 2006.

The Compensation Committee approves, and, in certain instances, recommends to the Board, the salaries, bonuses and benefit plans and awards applicable to the Executive Officers and members of the Board. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation, pension and other benefits of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities including selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of executive and Director compensation is provided in “Executive Compensation—Compensation Discussion and Analysis”.

The Nominating & Governance Committee oversees succession planning and executive continuity issues relating to the senior management of the Company, including the Chief Executive Officer, and also recommends Director nominees to the Board. The Nominating & Governance Committee will consider Director nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 not later than December 31, 2007 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2008 Annual Meeting of Shareholders. There are no differences in the evaluation of nominees recommended by Shareholders. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

•	an understanding of the interests of the Company’s Shareholders, customers, employees, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an inside Director; and

•	the needs of the Board, including diversity, age, skills and experience.

The Nominating & Governance Committee also develops and recommends to the Board corporate governance principles applicable to the Company. The current members of this committee are Mr. Melone (Chairman), Mr. Abbott, Dr. Futrell and Mr. O’Malley and each is independent under the listing standards of the NYSE. The Nominating & Governance Committee met four times during 2006.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries and oversees issues and decisions relating to the Company’s capital structure. The current members of this committee are Mr. Parker (Chairman), Mr. Hasenmiller, Mr. Lower, Mr. Morby and Mr. Steinbecker. The Investment & Finance Committee met four times during 2006.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. The current members of this committee are Mr. O’Malley (Chairman), Mr. Hasenmiller, Mr. Morby, Mr. Parker and Mr. Steinbecker and each is independent under the listing standards of the NYSE. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Audit Committee met 12 times during 2006.

The Board has determined that Mr. O’Malley and Mr. Steinbecker are financial experts. Mr. O’Malley is currently the Chairman Emeritus of Price Waterhouse LLP, a title he has held since July 1995. Prior to that, he served as Chairman and Senior Partner of Price Waterhouse LLP. For information regarding Mr. Steinbecker’s experience, see “Matters to be Considered—Proposal No. 1 Election of Seven Directors—Board Nominees”.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors acting under a written charter which is provided as Appendix A to this Proxy Statement. The Audit Committee is composed of five Directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 12 meetings during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

SHAUN F. O’MALLEY, Chairman

STEPHEN J. HASENMILLER, JEFFREY L. MORBY, CHARLES A. PARKER, and ROGER J. STEINBECKER, Members

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2006, no member of the Compensation Committee was a current or former officer or employee of the Company.

Director Compensation

The compensation program for non-employee Directors is shown in the following table.

Compensation Element	Non-Employee Director Compensation

Annual Retainer	$25,000 ($75,000 for Board Chairman)

Committee Chair Retainer	$4,000 per committee ($7,500 for Audit Committee)

Share-based Compensation	• Initial grant of 2,000 restricted stock units upon joining the Board with a one-year vesting period • Annual grant of 2,000 restricted stock units with a one-year vesting period

Board Meeting Fee	$1,500 (in-person or telephonic attendance)

Committee Meeting Fee	$1,000 per meeting ($1,500 for Audit Committee members; $2,500 for Audit Committee Chair)

Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units receive a 25% match in additional Common Stock equivalent units.

Basic Life Insurance	Premium for $10,000 face amount

Travel Accident Insurance	Premium for $100,000 coverage

Non-employee Directors are required to hold shares of Common Stock in HMEC equal to two times their annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and restricted stock units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines.

Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership and Holding Requirements”.

Director Compensation in 2006

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
William W. Abbott	$48,500	$50,153	$204	$98,857
Mary H. Futrell	$44,500	$55,718	$204	$100,422
Stephen J. Hasenmiller	$57,500	$64,528	$51	$122,079
Joseph J. Melone	$102,500	$75,778	$204	$178,482
Jeffrey L. Morby	$50,500	$62,778	$204	$113,482
Shaun F. O’Malley	$78,000	$65,778	$204	$143,982
Charles A. Parker	$60,000	$65,153	$204	$125,357
Roger J. Steinbecker	$39,000	$23,550	$26	$62,576

(1)

Represents the 25% match on fees elected to be deferred, as well as 5 months vesting for restricted stock units in 2006 at $18.36 (price at May 26, 2005 grant); 7 months vesting at $16.76 (price at May 24, 2006 grant); and, for Mr. Steinbecker, 5 months vesting at $16.56 (price at July 13, 2006 grant). As of December 31, 2006 each non-employee Director has 2,000 unvested restricted stock units. In addition, Mr. Abbott, Mr. Melone, Mr. Morby, Mr. O’Malley, Mr. Parker and Dr. Futrell have 17,400, 21,000, 17,400, 17,400, 17,400 and 13,000 fully-vested, unexercised stock options, respectively. Mr. Hasenmiller and Mr. Steinbecker have not been awarded any stock options. All of the unexercised stock options vested prior to 2006 and therefore are excluded.

(2)	Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller and Mr. Steinbecker. In addition, Mr. Steinbecker’s premium was pro-rated because he joined the Board in July 2006.

Communications with Directors

The Company has established various processes to facilitate communications with the Board. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o General Counsel, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the General Counsel, at hmecbofd@horacemann.com. The members of the Board are expected to be present at the Annual Meeting. The following members of the Board attended last year’s annual meeting of Shareholders: Mr. Abbott, Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O’Malley and Mr. Parker.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board at least annually. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met one time in 2006.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investor Relations—Corporate Governance”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”) and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 26, 2007, except that the number of shares of Common Stock beneficially owned by the 5% beneficial owners is as of December 31, 2006 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Security Ownership of 5% Beneficial Owners
Common Stock	Ariel Capital Management, LLC(1)	7,832,639	18.2%
Common Stock	Dimensional Fund Advisors LP(2)	3,579,454	8.3%
Common Stock	Barclays Global Investors, NA(3)	2,371,362	5.5%
Common Stock	LSV Asset Management(4)	2,166,290	5.0%

Security Ownership of Directors and Executive Officers
Common Stock	William W. Abbott(5)	48,961	*
Common Stock	Mary H. Futrell(6)	29,527	*
Common Stock	Stephen J. Hasenmiller(7)	15,017	*
Common Stock	Louis G. Lower II(8)	1,136,118	2.6%
Common Stock	Joseph J. Melone(9)	72,526	*
Common Stock	Jeffrey L. Morby(10)	58,077	*
Common Stock	Shaun F. O’Malley(11)	61,771	*
Common Stock	Charles A. Parker(12)	53,734	*
Common Stock	Roger J. Steinbecker(13)	3,272	*
Common Stock	Peter H. Heckman(14)	420,040	*
Common Stock	Douglas W. Reynolds(15)	251,208	*
Common Stock	Paul D. Andrews(16)	93,554	*
Common Stock	Frank D’Ambra III(17)	33,175	*
Common Stock	All Directors and Executive Officers as a group (17 persons)(18)	2,610,554	5.7%

*	Less than 1%
(1)	Ariel Capital Management, LLC (“Ariel”) has a principal place of business at 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601 and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of Ariel, who have the right to dividends and proceeds of any sale of the subject security, no one of which to the knowledge of Ariel owns more than 5% of the class. The foregoing is based on Amendment No. 11 to Schedule 13G filed by Ariel in February 2007.
(2)	Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at 1299 Ocean Avenue, Santa Monica, CA 90401 and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. Dimensional possesses investment and/or voting power over the subject securities that are owned by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 2 to Schedule 13G filed by Dimensional in February 2007.

(3)	Barclays Global Investors, NA (“Barclays”) has a principal place of business at 45 Fremont Street, San Francisco, CA 94105 and is a bank as defined in 15 U.S.C. 78(c) Section 3(a)(6) and Barclays Global Fund Advisors is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of Barclays and Barclays Global Fund Advisors, who have the right to dividends and proceeds of any sale of the subject security, no one of which to the knowledge of Barclays owns more than 5% of the class. The foregoing is based on the Schedule 13G filed by Barclays in January 2007.
(4)	LSV Asset Management (“LSV”) has a principal place of business at 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606 and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of LSV, no one of which to the knowledge of LSV owns more than 5% of the class. The foregoing is based on the Schedule 13G filed by LSV in February 2007.
(5)	Includes 31,561 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes options to purchase 17,400 shares of Common Stock that are currently exercisable.
(6)	Includes 12,461 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 4,066 restricted stock units and options to purchase 13,000 shares of Common Stock that are currently exercisable. Does not include 2,126 restricted stock units which have not yet vested.
(7)	Includes 10,951 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 4,066 restricted stock units. Does not include 2,126 restricted stock units which have not yet vested.
(8)	Includes options to purchase 1,058,650 shares of Common Stock that are currently exercisable and 57,687 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Also includes 9,782 shares of Common Stock that are invested in the Horace Mann Stock Fund of the Horace Mann Supplemental Retirement and Savings Plan (the “401(k) Plan”). Does not include 49,429 restricted stock units and options to purchase 58,650 shares which have not yet vested.
(9)	Includes 45,459 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 4,066 restricted stock units and options to purchase 21,000 shares of Common Stock that are currently exercisable. Does not include 2,126 restricted stock units which have not yet vested. Due to a recalculation to correct Common Stock equivalent units acquired in the years 2001-2005, the total reflects 9,466 fewer Common Stock equivalent units than previously reported.
(10)	Includes 36,611 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 4,066 restricted stock units and options to purchase 17,400 shares of Common Stock that are currently exercisable. Does not include 2,126 restricted stock units which have not yet vested.
(11)	Includes 39,905 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 4,066 restricted stock units and options to purchase 17,400 shares of Common Stock that are currently exercisable. Does not include 2,126 restricted stock units which have not yet vested.
(12)	Includes 32,268 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Also includes 4,066 restricted stock units and options to purchase 17,400 shares of Common Stock that are currently exercisable. Does not include 2,126 restricted stock units which have not yet vested.
(13)	Consists entirely of 3,272 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors. Does not include 2,021 restricted stock units which have not yet vested.
(14)	Includes options to purchase 396,650 shares of Common Stock that are currently exercisable. Also includes 23,390 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Does not include 22,455 restricted stock units and options to purchase 26,650 shares which have not yet vested.
(15)	Includes options to purchase 234,000 shares of Common Stock that are currently exercisable and 12,774 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Also includes 1,434 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan. Does not include 20,230 restricted stock units and options to purchase 24,000 shares which have not yet vested.
(16)	Includes options to purchase 85,675 shares of Common Stock that are currently exercisable. Also includes 6,688 Common Stock equivalent units held under the Deferred Compensation Plan for Employees. Does not include 8,969 restricted stock units and options to purchase 10,675 shares which have not yet vested.
(17)	Consists entirely of options to purchase 33,175 shares of Common Stock that are currently exercisable. Does not include 8,969 restricted stock units and options to purchase 18,175 shares which have not yet vested.

(18)	For the group of Directors and Executive Officers, includes options to purchase 2,219,275 shares of Common Stock that are currently exercisable. Also includes 212,488 Common Stock equivalent units pursuant to the Deferred Equity Compensation Plan for Directors, 122,256 Common Stock equivalent units pursuant to the Deferred Compensation Plan for Employees, 24,396 vested restricted stock units and 13,157 shares of Common Stock that are invested in the Horace Mann Stock Fund of the 401(k) Plan. Does not include 156,132 restricted stock units and options to purchase 172,825 shares which have not yet vested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other executives who beneficially own more than ten percent of the outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following exception, there was full compliance with the reporting requirements under Section 16(a). In May 2006, Mr. Abbott received a restricted stock unit grant which was reported but not on a timely basis.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party policy but it considers each related party transaction individually.

Related Party Transactions

The Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

Ariel Capital Management, LLC, the Company’s largest shareholder with 18.2% of the issued and outstanding shares of Common Stock as of December 31, 2006, is the investment adviser for two of the mutual funds offered to the Company’s annuity customers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Horace Mann Educators Corporation is an insurance holding company which, through its subsidiaries, offers auto and homeowners insurance, retirement annuities, life insurance and other financial solutions to the nation’s educational community.

The Company produced a record level of earnings in 2006 coupled with strong book value growth and an attractive return on equity. 2006 was a solid year for the personal lines insurance industry as well, driven by stable pricing, favorable loss frequencies and a benign level of catastrophes.

Our strategic, operational and financial objectives are all structured around delivering superior returns to our Shareholders. To accomplish this, we believe it is necessary to increase our market penetration in key lines of businesses in the educational community, continue to improve our already strong balance sheet, and drive efficiencies in infrastructure and operations in areas such as claims management and leveraging of technology.

Our Executive Officers, along with our Board, determine the strategic direction of our Company. Through ethical conduct and personal commitment, they are expected to lead our employees to achieve our strategic, operational and financial objectives. As the leaders of our Company, their performance is key to our success.

Our key compensation programs are designed to support our business strategy, drive the Company’s pay-for-performance culture, provide incentives to deliver sustainable financial results, align the interests of our executives with those of our Shareholders, and enhance our ability to attract and retain superior executive talent. We use a variety of compensation elements to achieve these objectives including base salary, annual incentives and long-term incentives (comprised of cash and equity), each of which is discussed in more detail below.

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors (the “Committee”) administers our executive compensation program. The members of the Committee are Mr. Abbott, Dr. Futrell and Mr. Melone. Mr. Abbott serves as the Committee chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent, non-employee Directors. A complete description of the Committee’s responsibilities and functions is set forth in its charter. For additional information on the members of the Committee, see “Matters to be Considered—Proposal No. 1 Election of Seven Directors—Board Nominees”. For additional information on the structure, scope of authority, operation and availability of the charter of the Committee, see “Board of Directors and Committees—Committees of the Board”.

The Committee has retained the services of an objective compensation consulting firm, Mercer Human Resource Consulting (“Mercer”), to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. Mercer was selected as the consultant to the Committee due to its reputation and expertise in the compensation consulting arena and has served in this capacity since 2004. Mercer reports directly to the Committee, attends the Committee meetings and serves at the pleasure of the Committee. In addition, the Committee has the authority to hire other experts and advisors as it sees fit. Mercer works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by Mercer to formulate its recommendations related to compensation opportunities and design. Mercer’s findings and recommendations are reported directly to the Committee. The services provided by Mercer during 2006 are described in more detail below. Ernst & Young LLP also provides information to the Company and the Committee on matters related to health, welfare and retirement benefit programs.

When setting levels of executive compensation, the Committee requests, receives and incorporates the recommendations of the Chief Executive Officer (the “CEO”) regarding the performance of his direct reports and other

Executive Officers. The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and goals, with the CEO. The Committee does not include the CEO or other members of management in the determination of the CEO’s compensation. The Committee also reviews the performance and compensation for all individuals whose annual base salary is greater than $175,000 and who are participants in the long-term incentive program.

Guiding Principles

The Committee believes it should pay and reward individual excellence and performance that leads to the attainment of the Company’s goals. The Committee believes a competitive executive compensation program should attract, motivate and retain talented leaders who are critical to creating long-term Shareholder value. Based on those beliefs, the Committee has established the following core principles that underlie our executive compensation program.

1. A significant portion of compensation should be at risk.

The Committee believes that a significant portion of an Executive Officer’s total compensation should be at risk. Generally, more than half of total pay (salary plus target annual incentive plus target long-term incentives) is at risk and variable from year to year. See “Executive Compensation Program—Overall Mix and Structure” below.

2. Compensation levels should be competitive.

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable). The Committee reviews data from proxy statements of peer companies and survey data, and works with compensation consultants, including Mercer, to gain a clear understanding of the competitive market.

We target compensation at the market median. If performance is superior, our executives can earn compensation that approximates the 75th percentile of the market. See “Assessing Compensation Competitiveness” below for a discussion of the peer companies and the survey data.

3. Incentive compensation should be structured to drive long-term value creation and reward strong performance.

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short- and long-term value creation. For 2006, the performance goals in our annual incentive program were tied to the annual objectives set forth in our business plan. They included earnings, revenue growth and goals for the business units as discussed in more detail under “Executive Compensation Program—Overall Mix and Structure—Annual Incentive Program” and “—Annual Incentive Program Target Setting” below. The performance goals for our non-option long-term incentive awards were tied to earnings, return on equity, growth in the number of agents, growth in the number of auto new business units and total shareholder return, as discussed in more detail under “Executive Compensation Program—Overall Mix and Structure—Long-Term Incentive Program” and “—Long-Term Incentive Program Target Setting” below.

4. Executive interests should be aligned with Shareholders.

The Committee believes that it is in the best interests of the Company and its Shareholders for our executives to have a financial interest in the long-term results of their business decisions. Consequently, the Company grants equity awards with multi-year vesting to encourage retention, allows deferrals of restricted stock unit awards, and maintains a deferred compensation plan that allows our executives to invest in Common Stock equivalent units. Our executives are also required to satisfy meaningful stock ownership requirements which are discussed under “Stock Ownership and Holding Requirements” below.

We deliver approximately 25% of Mr. Lower’s compensation in the form of equity awards. When the portion of the cash-based long-term incentive that must be held in Common Stock units until ownership requirements are achieved is factored in, this amount increases to approximately 33%. With respect to the other Named Executive Officers, approximately 20% to 25% of their compensation is delivered in equity, and once the required cash deferral is considered, their total compensation delivered in equity is approximately 30%. To further align the interests of management and Shareholders, the Company is modifying the 2007-2008 long-term incentive program to deliver a greater proportion of total long-term incentive compensation in equity.

Assessing Compensation Competitiveness

The Committee targets total direct compensation for the Named Executive Officers—salary and target annual and long-term incentive opportunities – around the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To achieve this, the Committee considers the compensation provided to similarly situated executives at companies of similar size and with comparable lines of business to the Company. For the CEO, the Committee reviews proxy statements for a group of peer companies for compensation paid and supplements this data with survey data. For other executives, the Committee uses only survey data. The Committee also considers internal factors in setting compensation levels, including the individual’s level of responsibility, contribution to the Company and contribution to our success relative to other executives.

The companies that comprised the peer group for 2006 were: Amerus Group Co.; 21st Century Insurance Group; Delphi Financial Group, Inc.; State Auto Financial Corporation; Infinity Property and Casualty Corporation; Harleysville Group Inc.; Alfa Corporation; United Fire & Casualty Company; Direct General Corporation; EMC Insurance Group Inc. and PMA Capital Corporation. The Committee reviews the peer group with Mercer on a regular basis to ensure its appropriateness.

Every 15 to 18 months, Mercer provides the Committee with a comparison of the salary, annual incentives and long-term incentives of Mr. Lower with those of chief executive officers at the peer and survey companies, and makes recommendations for the Committee’s consideration. For the other Named Executive Officers, Mercer provides survey data to Mr. Lower and he develops recommendations in advance of the applicable Committee meeting. The Committee then deliberates in executive session.

The Committee, with the help of Mercer, also reviews the potential cost of each Named Executive Officer’s total compensation package—including base salary, annual incentive compensation, long-term incentive compensation, welfare and retirement benefits, overall equity accumulation and perquisites—under several termination-of-employment scenarios, including a termination without “cause”, a resignation and a change in control.

Executive Compensation Program

Overall Mix and Structure

Our executive compensation program includes:

•	Total direct compensation — base salary, annual incentive opportunity and long-term equity and cash-based incentive opportunities

•	Retirement benefits — qualified defined contribution plan, excess defined contribution plan and supplemental executive retirement plan

•	Welfare benefits

•	Deferred compensation plan

•	Change-in-control agreements

•	Perquisites and personal benefits

We structure our program to deliver the majority of pay through incentives that drive both operating results and long-term value. The targeted compensation mix of total direct compensation for the Named Executive Officers at the beginning of 2006 is illustrated below. The mix of 2006 actual compensation varied as a result of actual incentives earned.

Name	Title	Base	Target Annual Incentive	Target Long- Term Incentive
Louis G. Lower II	President & CEO	30%	18%	52%
Peter H. Heckman	EVP & CFO	36%	18%	46%
Douglas W. Reynolds	EVP, P&C and IT	37%	18%	45%
Frank D’Ambra III	SVP, Life and Annuity	45%	13%	42%
Paul D. Andrews	SVP, Corporate Services	40%	17%	43%

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. However, in recruiting new candidates, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, compensation history, internal equity and/or retention risk.

Salaries for executives are reviewed every 15 to 18 months. In addition to looking at peer company and survey data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational and financial goals, managing personnel and meeting our ethical standards. In 2006, Mr. Reynolds’ salary was increased from $348,000 to $370,000 and Mr. D’Ambra’s salary was increased from $215,004 to $224,000. These increases were made consistent with the Company’s policy of reviewing salaries for executives every 15 to 18 months and reflect the competitive market, the executives’ performance and their continuing contribution to the Company’s success.

Annual Incentive Program

We have an annual incentive program which is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Horace Mann Educators Corporation Incentive Compensation Plan and per the Committee’s charter, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the Annual Incentive Program has generated awards ranging from 0% to 142.8% of target over the past 6 years, with an average of 89.9% for the six-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other Executive Officers, other members of the Board and Mercer before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the Named Executive Officers are intended to approximate the median of the bonuses paid to similarly situated executives in comparable, peer companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, take effect at the start of the next calendar year. No changes were recommended during 2006. Threshold, target and maximum opportunities for 2006 are shown in the table in “Grants of Plan-Based Awards”.

For 2006, all of the CEO’s annual incentive opportunity was tied to Company-wide performance, while half of each of the other Named Executive Officer’s opportunity was tied to various business unit and/or division measures. The Committee believes that this split provides appropriate alignment between an executive’s compensation and the results he can most directly influence, while recognizing that the Company as a whole must perform well in order to deliver value to our Shareholders. For 2006, the Company’s annual performance measures and their weightings were as follows:

	Annual Incentive Compensation 2006 Performance Measurement Weighting
Performance Measures	President & CEO	EVP & CFO	EVP P&C and IT	SVP Life and Annuity	SVP Corporate Services
Corporate Measures:
Operating Earnings Per Share	50.00%	25.00%	25.00%	25.00%	25.00%
Insurance Revenue
Voluntary Auto & Property Net Premium Written	10.00%	5.00%	5.00%	5.00%	5.00%
Voluntary Auto Sales Units (Total)	5.00%	2.50%	2.50%	2.50%	2.50%
Voluntary Auto Sales Units (New)	5.00%	2.50%	2.50%	2.50%	2.50%
Annuity Contract Deposits	7.50%	3.75%	3.75%	3.75%	3.75%
Life Sales (Horace Mann and Partner Products)	7.50%	3.75%	3.75%	3.75%	3.75%
Operational Initiatives	15.00%	7.50%	7.50%	7.50%	7.50%

Business Unit/ Division Measures:
Total Division Expenses	n/a	15.00%	10.00%	10.00%	15.00%
Voluntary Auto & Property GAAP Combined Ratio with Normal Catastrophes	n/a	10.00%	15.00%	n/a	10.00%
Voluntary Auto Sales Units (Total)	n/a	n/a	5.00%	n/a	n/a
Voluntary Auto Sales Units (New)	n/a	5.00%	5.00%	n/a	5.00%
Voluntary Auto Renewal Ratio	n/a	n/a	7.50%	n/a	n/a
Operational Initiatives	n/a	n/a	7.50%	5.00%	n/a
Annuity GAAP Operating Income (Pre-tax)	n/a	5.00%	n/a	10.00%	5.00%
Life/Group GAAP Operating Income (Pre-tax)	n/a	5.00%	n/a	10.00%	5.00%
Annuity Sales—Horace Mann Agents	n/a	2.50%	n/a	5.00%	2.50%
Annuity Sales—Independent Agents	n/a	2.50%	n/a	5.00%	2.50%
Life Sales (Horace Mann Products Only)	n/a	5.00%	n/a	5.00%	5.00%

Total	100.00%	100.00%	100.00%	100.00%	100.00%

n/a—not applicable

Annual Incentive Program Target Setting

The Committee established targets for the corporate performance measures in its March 2006 meeting. The targets for the Operating Earnings Per Share and Insurance Revenue measures were based on our financial plan for 2006, which was the basis of our 2006 earnings guidance, which was publicly disclosed in February 2006 in connection with our release of earnings for the year ended December 31, 2005. All targets for the 2006 corporate performance measures were set above actual 2005 results. In addition, a qualitative corporate Operational Initiatives measure consisted of eight initiatives including, but not limited to, the development of new marketing and distribution programs, information technology improvements, enhancements to our variable annuity products and corporate branding. Performance targets for the 2006 corporate measures were as follows:

Corporate Measures	Target
Operating Earnings Per Share	$1.73 per share
Insurance Revenue
Voluntary Auto & Property Net Premium Written	$528.0 million
Voluntary Auto Sales Units (Total)	93,832 units
Voluntary Auto Sales Units (New)	48,930 units
Annuity Contract Deposits	$361.7 million
Life Sales (Horace Mann and Partner Products)	$9.1 million
Operational Initiatives	Achievement of 6 of 8 initiatives

Based on the 2006 performance of the Company (143.4% of target) and the business units (ranging from 102.4% of target to 151.7% of target) against the pre-established goals, the Committee approved an award of 143.4% of target for the CEO and 102.4% to 151.7% of target for the other Named Executive Officers. The annual incentives paid to the Named Executive Officers are shown in the Non-Equity Incentive Plan Payouts column of the “Summary Compensation Table”.

Long-Term Incentive Program

The Company awards long-term incentives to executives and other key employees who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Horace Mann Educators Corporation Amended and Restated 2002 Incentive Compensation Plan. In setting performance targets for the Long-Term Incentive Program, the Committee considers, among other things, the strategic goals of the Company, financial projections, and the difficulty of meeting those goals and projections. Over the last 6 years, awards under the Long-Term Incentive Program have ranged from 0% to 159.28%, with an annual average of 68.88% for the six-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long -Term Incentive Program.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of compensation vehicles. We use cash incentives to deliver a portion of the opportunity in order to manage overall earnings per share dilution levels. However, to ensure that our executives’ interests were aligned with those of our Shareholders, our executives have been required to invest and hold one-third of any such cash payments in deferred stock units until their stock ownership requirements were met. This led to two-thirds of the total long-term incentive being delivered in equity. See “Stock Ownership and Holding Requirements” below.

In 2005, we implemented a new, two-year Long-Term Incentive Program with awards consisting of:

•	performance-based restricted stock units (“RSU”)(weighted 25%);

•	performance-based cash incentives (weighted 50%); and

•	stock options (weighted 25%).

Under the 2005-2006 program, the Committee granted awards intended to cover a two-year period, with performance for each of the years (except in the case of stock options) measured independently. The Committee believes that this design appropriately balanced the need to drive long-term performance with the difficultly in setting multi-year goals given the volatility of the property and casualty underwriting cycle. No grants were made to any Named Executive Officer in 2006.

In setting the dollar value of the long-term incentive opportunity for each Named Executive Officer, the Committee targets an amount that would achieve the Company’s overall objective of positioning total compensation around the median of the market. The targeted annualized values for the Named Executive Officers for the 2005-2006 period were as follows:

Name	Title	Long-Term Incentive Compensation Target
Louis G. Lower II	President & CEO	$1,100,000
Peter H. Heckman	EVP & CFO	$500,000
Douglas W. Reynolds	EVP, P&C and IT	$450,000
Frank D’Ambra III	SVP, Life and Annuity	$200,000
Paul D. Andrews	SVP, Corporate Services	$200,000

Long-Term Incentive Program Target Setting

The Committee established the Long-Term Incentive Program measures and performance targets for the 2005-2006 performance period in its March 2005 meeting. Measures were weighted to reward performance based on achievement of financial goals (60%) and strategic initiatives (40%). The financial goals reflected key performance measures impacting shareholder value creation. The strategic initiatives were selected based on their long-term impact on distribution and revenue growth.

For 2005-2006, the Long-Term Incentive Program performance targets were as follows:

Performance Measures	2005 Target	2006 Target
Financial Goals (60% weighting)
Operating Earnings	$92.6 million	n/a
Return on Equity	15.0%	n/a
Total Shareholder Return	n/a	Median of peer group (1)
Strategic Initiatives (40% weighting)
Agent Growth	3.5%	4.5%
Auto New Business Growth	7.5%	11.5%

(1)	A group of 12 insurance companies monitored for purposes of the Long-Term Incentive Program.

2005-2006 Long-Term Incentive Program Grants and Awards

Performance-Based Restricted Stock Units. The restricted stock units are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. As discussed above, restricted stock units were granted for the 2005-2006 two-year period and were earned based on the achievement of two separate, one-year performance periods. Under the 2005-2006 program, the restricted stock units earned are subject to a three-year cliff vesting period ending in 2009. Once vested, the restricted stock units are subject to holding requirements until the executive’s stock ownership guidelines are met. See “Stock Ownership and Holding Requirements” below. From the date of grant, restricted stock units accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are reinvested into additional restricted stock units. The number of restricted stock units granted at the beginning of the performance period reflected the risk that awards less than target could be earned and, therefore, a modest discount relative to face value was applied.

Target opportunities for each of the 2005 and 2006 performance periods for the Named Executive Officers were established in March 2005 and disclosed in the Long-Term Incentive Plans—Award Opportunities Established in Last Fiscal Year table in the 2006 Proxy Statement, except for Mr. Andrews who was not a Named Executive Officer in 2005. On an annualized basis, the awards of restricted stock units ranged from approximately 22.5% to 35% of base salary, with the exception of the CEO whose target opportunity was approximately 45%. Maximum opportunities were set at 200% of target.

The performance measures for the 2005 performance period—earnings, return on equity, growth in the number of agents and growth in the number of auto new business units—were selected as the key drivers of our 2005 business strategy and long-term value creation, as increased auto production drives cross-selling opportunities in life and annuity products, and agent growth drives business growth and profitability. For 2005, these restricted stock units were earned at 159.3% of target and will vest on December 31, 2008.

The 2006 performance measures were based on total shareholder return relative to a peer group of insurance companies, growth in the number of agents and growth in the number of auto new business units. Total shareholder return was selected as a measure for the second year as it provides strong alignment with Shareholder interests and mitigates the challenges of setting longer-term goals given the volatility of the property and casualty underwriting cycle. Total shareholder return for 2006 was required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants would earn 50% of their target award and at the peer group median, participants would earn their target award. If total shareholder return was at or above the 75th percentile of peers, 200% of the target award would be earned. To provide greater alignment with Shareholder interests, participants would not earn any award on any component of the Long-Term Incentive Program for 2006 if total shareholder return was not at or above the 25th percentile. For 2006, the actual award earned was 30.8% of target, which reflected total shareholder return at just above the 25th percentile and performance on the strategic factors below threshold levels. For 2006, these restricted stock units will fully vest on December 31, 2009. In total, performance for the 2005-2006 period was 95% of target.

Performance-Based Cash Incentives. As with performance-based restricted stock units, performance-based cash incentives are granted every two years and are earned based on the same goals as the performance-based restricted stock units. These awards vested fully and were paid in the first quarter of 2007 (the cash incentives earned for the 2005 performance period were subject to a one-year vesting period); however, executives who did not reach their required stock ownership guidelines were required to defer one-third of the payment into deferred stock units.

The target opportunities for each of the 2005 and 2006 performance periods for the Named Executive Officers were set forth in the Long-Term Incentive Plans—Award Opportunities Established in Last Fiscal Year table in the 2006 Proxy Statement. They ranged from approximately 45% to 70% of base salary with the exception of the CEO, whose target opportunity was approximately 90%. Maximum opportunities were set at 200% of target.

As with the restricted stock units, the Committee determined that 2005 performance was achieved at 159.3% of target and the amounts earned by the Named Executive Officers were reported in the Long-Term Incentive Plan Payouts column of the Summary Compensation Table in the 2006 Proxy Statement, except for Mr. Andrews who was not a Named Executive Officer in 2005. 2006 performance was achieved at 30.8% of target and the amount earned by the Named Executive Officers is included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table”. The annual average for the combined 2005-2006 performance was 95% of target.

Stock Options. We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any increase in value unless our stock price appreciates. Stock options granted under the Long-Term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options to grant, we divided 25% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s Annual Report of Form 10-K “Notes to Consolidated Financial Statements—Note 1—Summary of Significant Accounting Policies—Stock Based Compensation”. The number of stock options awarded to the Named Executive Officers for the two-year period was disclosed in the Summary Compensation Table in the 2006 Proxy Statement.

Timing of Equity Grants. Since 1991, the Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-Term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. In no circumstance will the grant effective date precede the approval date of a given award.

Restricted Stock Units (time-based vesting). In isolated situations, the Company will use targeted restricted stock unit grants for executive attraction and retention purposes, which vest based on time. As of the time of this Proxy Statement, no Named Executive Officers have ever received time-based vesting restricted stock units.

2007 Long-Term Incentive Program. Beginning in 2007, the Committee has increased the percentage of long-term incentives delivered through equity and began using a single, two-year performance period, with awards granted on an annual basis, as opposed to two discrete one-year performance periods.

Stock Ownership and Holding Requirements

Our executives are required to satisfy meaningful stock ownership requirements. For the CEO, the ownership requirement is five times base salary. For the other Named Executive Officers, the requirement is three times base salary. The stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The executives receive credit for their restricted stock units, any deferred stock units held in the nonqualified deferred compensation plan and any shares held in the 401(k) plan. These stock ownership requirements were established in 1998 and the executives are generally expected to achieve them within 10 years of becoming subject to the requirement. Under the 2005-2006 Long-Term Incentive Program, executives were required to defer one-third of their cash-based long-term incentive payout (net of taxes) in deferred stock units until the ownership guidelines are met.

As of December 31, 2006, the CEO held stock valued at 341% of his base salary. The remaining Named Executive Officers—Mr. Heckman, Mr. Reynolds, Mr. Andrews and Mr. D’Ambra—were at 193%, 158%, 133% and 48% of their base salary, respectively. As of March 15, 2007, the CEO held stock valued at 416% of his base salary. The remaining Named Executive Officers—Mr. Heckman, Mr. Reynolds, Mr. Andrews and Mr. D’Ambra—were at 248%, 210%, 175% and 85% of their base salary, respectively.

Retirement Plans

Executive Officers participate in our Company-wide retirement plans, an excess defined contribution plan and a supplemental retirement plan. Each of these plans include a Company contribution and the amounts contributed for each Named Executive Officer are included in the “Summary Compensation Table”. The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. With the exception of the CEO, who receives a defined benefit arrangement per his employment agreement, no other Named Executive Officer participates in the supplemental retirement plan or the Company’s defined benefit program because those plans were frozen prior to any of the Named Executive Officers joining the Company.

Deferred Compensation

To further encourage ownership of its Common Stock, the Company maintains a non-qualified deferred compensation plan which allows executives to defer their long-term cash incentives into deferred stock units. Deferred stock units accrue dividends at the same rate as dividends paid to our Shareholders. These dividend equivalents are reinvested into additional deferred stock units. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $10,000 annually in the aggregate to any individual. The Company does offer key executives membership to a private dining club as well as access to airline clubs (lounge facilities).

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The annual and long-term incentive programs are designed to permit full deductibility and the Committee expects all 2006 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company began accounting for stock-based payments, including its stock options and restricted stock units, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

Employment and Change in Control Agreements

The Company has employment and change in control (“CIC”) agreements with certain executives which provide for payments and other benefits which are described in “Potential Payments upon Termination or Change in Control” below. These agreements, which provide severance protection in a change in control (with the exception of Mr. Lower’s agreement which also addresses non-change in control situations), are intended to provide certain of our Executive Officers with a level of security consistent with market practices. The change-in-control protections also help to mitigate some of the potential inherent conflicts an executive may have if a prospective acquirer makes an offer and serve to insure a more stable transition if a corporate transaction were to occur. The practices we have in place are structured to maintain market competitiveness and allow for successful recruitment of key executives.

In addition, long-term incentives will vest (performance-based awards vest pro-rata based on target performance) upon a change in control or a termination by reason of death, disability or retirement. However, nonvested stock options of executives who retire (defined as leaving the Company after attaining either age 55 with 10 years of service or age 60 with 5 years of service) cannot be exercised until after the one-year anniversary of retirement.

These provisions are described in more detail in “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth information regarding compensation paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our “Named Executive Officers” or “NEOs”) during 2006.

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation($)	Total($)
Louis G. Lower II, President & CEO	2006	640,008	132,307	160,090	719,931	(165,690)	40,530	1,527,176

Peter H. Heckman, EVP & CFO	2006	384,000	60,106	72,743	328,975	0	27,680	873,504

Douglas W. Reynolds, EVP, P&C and IT	2006	353,500	54,150	65,510	337,425	0	25,655	836,240

Frank D’Ambra III, SVP, Life and Annuity	2006	217,253	24,008	70,696	97,524	0	17,565	427,046

Paul D. Andrews, SVP, Corporate Services	2006	200,016	24,008	29,141	135,798	0	17,481	406,444

(1)	Represents 1/5 of RSUs earned in 2005 at $18.76 (price on grant date of March 9, 2005) and 1/5 of RSUs earned in 2006 at $20.20 (price on December 29, 2006, the last trading day of 2006).
(2)	Represents the number of options vested in 2006 multiplied by the Black-Scholes value of $5.46 per option.
(3)	Represents payout under the Annual Incentive Program and the 2006 portion of the long-term cash incentive. One-third of the 2006 long-term cash incentive was deferred, but is included above.

The amounts of these deferrals are: Mr. Lower, $56,448; Mr. Heckman, $25,658; Mr. Reynolds, $23,093; Mr. D’Ambra, $10,263 and Mr. Andrews, $10,263.

(4)	Represents the change in present value from December 31, 2005 to December 31, 2006 for Mr. Lower’s pension account.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the Named Executive Officers during 2006. Perquisites and personal benefits are discussed in detail under “Compensation Discussion and Analysis—Perquisites and Personal Benefits”.

Name	Perquisites & Other Personal Benefits($)(1)	Company Contributions to Defined Contribution Plans($)	Total($)
Louis G. Lower II	1,930	38,600	40,530
Peter H. Heckman	1,880	25,800	27,680
Douglas W. Reynolds	1,380	24,275	25,655
Frank D’Ambra III	1,080	16,485	17,565
Paul D. Andrews	1,480	16,001	17,481

(1)	Includes $1,080 for dining club memberships for each NEO and various airline club memberships.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2006 annual incentive. No grants of equity were made in 2006 as a grant in 2005 was made for both 2005 and 2006 as discussed in “Compensation Discussion and Analysis—Executive Compensation Program—Overall Mix and Structure—Long-Term Incentive Program”.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Threshold($)	Target($)	Maximum($)
Louis G. Lower II	3/7/2006	192,003	384,005	768,010
Peter H. Heckman	3/7/2006	96,000	192,000	384,000
Douglas W. Reynolds	3/7/2006	88,375	176,750	353,500
Frank D’Ambra III	3/7/2006	32,588	65,176	130,352
Paul D. Andrews	3/7/2006	40,003	80,006	160,012

(1)	Represents the annual incentive opportunity for 2006. The actual payouts for the 2006 Annual Incentive Program are included in the “Summary Compensation Table”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the value of the Named Executive Officers’ equity award holdings at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)		Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)(2)	Market Value of Shares or Units of Stock that Have Not Vested($)(3)
Louis G. Lower II	250,000 500,000 250,000 29,325	0 0 0 87,975	$ $ $ $	19.53 18.08 17.56 18.76	12/31/2009 2/1/2010 2/14/2011 3/9/2012	34,830	703,566

Peter H. Heckman	190,000 60,000 50,000 70,000 13,325	0 0 0 0 39,975	$ $ $ $ $	17.11 16.38 17.56 20.80 18.76	4/10/2010 5/25/2010 2/14/2011 5/14/2009 3/9/2012	15,823	319,625

Douglas W. Reynolds	150,000 60,000 12,000	0 0 36,000	$ $ $	19.61 20.80 18.76	11/30/2011 5/14/2009 3/9/2012	14,255	287,951

Frank D’Ambra III	15,000 5,337	15,000 16,013	$ $	19.04 18.76	3/8/2012 3/9/2012	6,320	127,664

Paul D. Andrews	20,000 55,000 5,337	0 0 16,013	$ $ $	21.77 20.80 18.76	7/2/2008 5/14/2009 3/9/2012	6,320	127,664

(1)	The unexercisable options for all NEOs vest as to 25% of total options granted on March 9, 2007, 25% on March 9, 2008, and 25% on March 9, 2009, except for the 15,000 options for Mr. D’Ambra, which vest as to 25% of total options granted on March 8, 2007 and 25% on March 8, 2008.
(2)	Represents performance-based restricted stock awards earned in 2005 and 2006 which will fully vest in 2009.
(3)	Market value of unvested restricted stock units is based on the closing stock price of $20.20 on December 29, 2006, the last trading day of 2006.

Option Exercises and Stock Vested

There were no options exercised by the Named Executive Officers in 2006 and none of their restricted stock units vested in 2006.

Pension Benefits

The following table illustrates the total pension benefits available to the CEO as of December 31, 2006 under the non-qualified defined benefit pension plan as defined by his employment agreement. All other defined benefit plans (qualified and non-qualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all Named Executive Officers were hired subsequent to that date, they are not eligible to participate in the defined benefit plans. The CEO’s employment agreement provides an annual retirement defined benefit payment of $180,000 upon his completion of service through or after January 1, 2004.

Name	Plan Name	Number of Years Credited Service(#)		Present Value of Accumulated Benefit($)(2)
Louis G. Lower II	ESERP Defined Benefit Plan	n/a	(1)	1,708,006

n/a - not applicable

(1)	Mr. Lower’s employment agreement provides fixed annual payments.
(2)	The present value of the CEO’s accumulated benefit is based on the 2006 discount rate of 5.50%, the 1994 Group Annuity Mortality Post Retirement Annuity Tables, and payment in the form of a lifetime annuity commencing on December 31, 2006.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding participation by the Named Executive Officers in the Company’s nonqualified savings and deferred compensation plans as of December 31, 2006. The Company offers a nonqualified deferred compensation program to key executives which allows them to defer receipt of compensation. Certain executives are allowed to defer up to 100% of their long-term cash incentive and restricted stock unit awards. The only investment vehicle offered is HMEC’s deferred stock units. Contributions and earnings are for the year ended December 31, 2006 and the aggregate balance is as of December 31, 2006. The Company also sponsors an unfunded excess pension plan, the Nonqualified Money Purchase Pension Plan (“NQMPPP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2006 was $220,000. The NQMPPP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and are credited with an amount equal to 5% of the excess. In addition, the NQMPPP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY($)(3)	Aggregate Balance at Last FYE($)(4)
Louis G. Lower II	348,462	21,000	335,819	1,407,416
Peter H. Heckman	158,392	8,200	157,145	566,558
Douglas W. Reynolds	142,553	6,675	23,225	304,397
Frank D’Ambra III	63,357	0	100	1,961
Paul D. Andrews	63,357	0	16,706	135,546

(1)	The Executive Contributions in the last fiscal year are comprised of one-third of the actual 2005 and 2006 long-term cash incentive awards.
(2)	Represents the NQMPPP 2006 annual contribution.
(3)	Represents the change in the deferred compensation account balance from December 31, 2005 to December 31, 2006 including gains in NQMPPP in 2006 and excluding contributions reflected in the first two columns.
(4)	Represents the sum of balances in Deferred Compensation accounts and NQMPPP.

Potential Payments upon Termination or Change in Control

The following table sets forth payments and other benefits Named Executive Officers are entitled to receive for termination due to death or disability; termination for cause; voluntary termination; termination without cause or constructive termination prior to a change in control; and termination without cause or constructive termination following a change in control. An overview of benefits available under each scenario is provided below and should be read with the footnotes accompanying the table. These calculations are an estimate only for purposes of this Proxy Statement.

Death or Disability—No executives receive any cash payments, with the exception of the CEO, who, at death per his employment agreement, receives a payment equal to his annual salary plus target bonus. The treatment of long-term incentives is as follows:

•

Stock Options—All stock options vest immediately. With respect to death, the executive’s estate has two years to exercise the stock options. With respect to disability, executives have the full option term to exercise the stock options.

•	Performance-based Restricted Stock Units

For disability:

•	Restricted stock units still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance.

•	Earned but unvested restricted stock units vest immediately.

For death:

•	Units still subject to performance conditions vest pro-rata immediately at target level of performance.

•	Earned but unvested units vest immediately.

•	Performance-based Cash

For disability:

•	Cash still subject to performance conditions will be paid out pro-rata at the end of the performance period based on actual performance

•	Earned but unpaid cash will be paid immediately

For death:

•	Cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance.

•	Earned but unpaid cash will be paid immediately.

Termination for Cause or Voluntary Termination—Executives forfeit all unpaid and unvested awards. However, given the CEO is retirement eligible at December 31, 2006, he will vest in his equity upon a voluntary termination.

Termination Without Cause or Constructive Termination Prior to a Change in Control—With the exception of the CEO, all Named Executive Officers receive the Company’s standard severance program which is 2 weeks of salary for each year of service, with a maximum payment of 48 weeks of salary. Per his employment agreement, the CEO receives 2 times his annual salary and bonus and, as he is retirement eligible, would vest in his equity awards. In addition, the CEO receives continuation of health benefits for 2 years.

Termination Without Cause or Constructive Termination Following a Change in Control—

•	Cash (multiple of highest year’s cash compensation inclusive of salary, annual bonus and cash long-term incentive)

•	Louis G. Lower II, President and Chief Executive Officer—3x

•	Peter H. Heckman, Executive Vice President and Chief Financial Officer—2.9x

•	Douglas W. Reynolds, Executive Vice President, Property & Casualty and Information Technology – 2.9x

•	Frank D’Ambra III, Senior Vice President, Life and Annuity—1.5x

•	Paul D. Andrews, Senior Vice President, Corporate Services—2x

•	Long-term Incentives

•	Stock options vest immediately

•	Performance-based restricted stock units:

•	Restricted stock units still subject to performance conditions vest pro-rata immediately at the target level of performance.

•	Earned but unvested restricted stock units vest immediately.

•	Performance-based Cash

•	Cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance.

•	Earned but unpaid cash will be paid immediately.

Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments and changes in compensation.

Estimated Payments Assuming Termination as of December 31, 2006(1) Due to:

	Death or Disability		For Cause	Voluntary		w/o Cause or Constructive Termination Prior to CIC		w/o Cause or Constructive Termination Post-CIC
Louis G. Lower II Cash Severance Acceleration Value of Stock Options Acceleration Value of RSUs Acceleration of Performance Cash Medical, Health, Insurance Tax Gross-up Total	1,024,013 2,056,412 703,566 1,045,385 0 0 4,829,376	(2) (5) (6) (7)	0 0 0 0 0 0 0	0 2,056,412 703,566 1,045,385 0 0 3,805,363	(8) (8) (8)	2,048,026 2,056,412 703,566 1,595,385 30,000 n/a 6,433,389	(3) (5) (6) (7)	8,210,118 2,056,412 703,566 1,045,385 45,000 1,720,259 13,780,740	(4) (5) (6) (7)

Peter H. Heckman
Cash Severance	0		0	0		0		3,515,583	(9)
Acceleration Value of Stock Options	1,025,052	(5)	0	0		0		1,025,052	(5)
Acceleration Value of RSUs	319,625	(6)	0	0		0		319,625	(6)
Acceleration of Performance Cash	475,175	(7)	0	0		0		475,175	(7)
Medical, Health, Insurance	0		0	0		0		43,500
Tax Gross-up	0		0	0		n/a		1,863,440
Total	1,819,852		0	0		0		7,242,375

Douglas W. Reynolds
Cash Severance	0		0	0		0		3,094,033	(10)
Acceleration Value of Stock Options	157,620	(5)	0	0		0		157,620	(5)
Acceleration Value of RSUs	287,951	(6)	0	0		0		287,951	(6)
Acceleration of Performance Cash	427,658	(7)	0	0		0		427,658	(7)
Medical, Health, Insurance	0		0	0		0		43,500
Tax Gross-up	0		0	0		n/a		1,666,618
Total	873,229		0	0		0		5,677,380

Frank D’Ambra III
Cash Severance	0		0	0		0		480,732	(11)
Acceleration Value of Stock Options	65,544	(5)	0	0		0		65,544	(5)
Acceleration Value of RSUs	127,664	(6)	0	0		0		127,664	(6)
Acceleration of Performance Cash	190,070	(7)	0	0		0		190,070	(7)
Medical, Health, Insurance	0		0	0		0		22,500
Tax Gross-up	0		0	0		n/a		291,174
Total	383,278		0	0		0		1,177,684

Paul D. Andrews
Cash Severance	0		0	0		0		1,003,610	(12)
Acceleration Value of Stock Options	30,744	(5)	0	0		0		30,744	(5)
Acceleration Value of RSUs	127,664	(6)	0	0		0		127,664	(6)
Acceleration of Performance Cash	190,070	(7)	0	0		0		190,070	(7)
Medical, Health, Insurance	0		0	0		0		30,000
Tax Gross-up	0		0	0		n/a		547,000
Total	348,478		0	0		0		1,929,088

n/a - not applicable

(1)	All values are based on the Common Stock closing price of $20.20 on December 29, 2006, the last trading day in 2006.
(2)	Per Mr. Lower’s employment agreement, upon termination for death, his estate receives one full year of current salary, plus target annual bonus.
(3)	Mr. Lower will receive his base salary and target annual bonus times a multiple of 2 if termination occurs without cause prior to a CIC.
(4)	Based on Mr. Lower’s 2005 base salary of $630,006 times a multiple of 3 if termination occurs after a CIC; bonus payout post-CIC for Mr. Lower is based on the sum of an annual bonus of $558,900 and long-term cash incentive paid of $2,321,700, less his deferral of $773,900, times a multiple of 3.
(5)	The full amount of outstanding options will immediately be vested and exercisable; therefore, this represents the spread value from the exercise price (determined on the grant date) to the Common Stock closing price of $20.20 on December 29, 2006.
(6)	This includes the RSU award for 2005 and 2006 times the Common Stock closing price of $20.20 on December 29, 2006.
(7)	Represents incentive cash awards earned in 2005 and 2006, and unpaid as of December 31, 2006. Mr. Lower, as per his employment agreement, receives one additional year of target performance cash upon involuntary termination (non-CIC).
(8)	Mr. Lower receives equity acceleration upon voluntary termination because he is retirement-eligible.
(9)	Based on Mr. Heckman’s 2005 base salary of $366,000 times a multiple of 2.9 if termination occurs after a CIC; bonus payout post-CIC for Mr. Heckman is based on the sum of an annual bonus of $257,670 and long-term cash incentive paid of $882,900, less his deferral of $294,300, times a multiple of 2.9.
(10)	Based on Mr. Reynolds’ 2005 base salary of $342,252 times a multiple of 2.9 if termination occurs after a CIC; bonus payout post-CIC for Mr. Reynolds is based on the sum of an annual bonus of $288,6560 and long-term cash incentive paid of $654,000, less his deferral of $218,000, times a multiple of 2.9.
(11)	Based on Mr. D’Ambra’s 2005 base salary of $215,004 times a multiple of 1.5 if termination occurs after a CIC; bonus payout post-CIC for Mr. D’Ambra is based on an annual bonus of $105,484 times a multiple of 1.5.
(12)	Based on Mr. Andrews’ 2005 base salary of $186,804 times a multiple of 2 if termination occurs after a CIC; bonus payout post-CIC for Mr. Andrews is based on the sum of an annual bonus of $97,001 and long-term cash incentive paid of $327,000, less his deferral of $109,000, times a multiple of 2.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

WILLIAM W. ABBOTT, Chairman

MARY H. FUTRELL and JOSEPH J. MELONE, Members

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding 401(k) plans, ESOPs, and similar tax-qualified plans):

Equity Compensation Plans	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (5)
Plans approved by Shareholders
• Stock Incentive Plans(1)
Stock Options	4,304,250	$19.00
Restricted Stock Units(2)	252,867	—

Subtotal	4,557,117	—	1,814,753
• Deferred Compensation Plan for
Directors(2)	214,238	—	310,168	(4)

Subtotal	4,771,355	—	2,124,921

Plans not approved by Shareholders
• Deferred Compensation Plan for
Employees(2)(3)	0	—	149,396	(4)

Total	4,771,355	—	2,274,317

(1)	Includes the 1999 Horace Mann Educators Corporation Incentive Compensation Plan, the 2001 Horace Mann Educators Corporation Incentive Compensation Plan and the Amended and Restated 2002 Horace Mann Educators Corporation Incentive Compensation Plan.
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)	The only non-security holder approved equity plan of the Company is the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the “DCP”). The DCP permits participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the DCP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. Approximately 40 senior executives of the Company are currently eligible to participate in the DCP. The DCP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the DCP appears in the section “Executive Compensation—Compensation Discussion and Analysis—Deferred Compensation”.
(4)	As of December 31, 2006, the shares of Common Stock available for issuance were valued at $20.20 per share.
(5)	Excludes securities reflected in the column Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2007 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2006.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2006, the audit of the Company’s internal control over financial reporting as of December 31, 2006, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2006 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2006 were $1,657,500. Fees in 2006 included $74,750 related to the Company’s issuance of its 6.85% Senior Notes due 2016. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2005, the audit of the Company’s internal control over financial reporting as of December 31, 2005, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2005 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2005 were $1,567,100. Fees in 2005 included $86,250 related to the Company’s issuance of its 6.05% Senior Notes due 2015.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2006 and 2005, exclusive of the fees disclosed under “Audit Fees” above, were $122,900 and $0, respectively. In 2006, KPMG LLP prepared a SAS No. 70 report on the Company’s annuity operations.

Tax Fees

The aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2006 and 2005 were $0 and $0, respectively.

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2006 and 2005 were $0 and $0, respectively.

Consideration of Non-audit Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm, other than “prohibited non-auditing services” as defined by regulatory authorities. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services in 2006.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Shareholder Proposals for 2008 Annual Meeting of Shareholders

Any proposals of Shareholders intended to be presented for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2008 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than January 2, 2008 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2008 Annual Meeting of Shareholders. In the event that any proposal of a Shareholder is presented at the 2008 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proxies solicited by the Board for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to February 26, 2008.

Shareholders are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States of America.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 11, 2007

Again, we call your attention to the enclosed proxy card. PLEASE VOTE, DATE, SIGN AND RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

Appendix A

HORACE MANN EDUCATORS CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

This charter governs the operations of the Audit Committee (Committee). The Committee shall be appointed by the Board and shall comprise at least three directors. All Committee members shall be independent of management and the Company. Members of the Committee shall be considered independent if they have no material relationship with the Company and do not receive any consulting, advisory or other compensatory fees from the Company, other than for services in the member’s capacity as a member of the Board or the Committee. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Audit Committee shall have accounting or related financial management expertise and be considered a “financial expert” under applicable law.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power and funding to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to prepare the report that the rules of the Securities and Exchange Commission require be included in the Company’s annual proxy statement and to assist the Board’s oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. The Committee shall also be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, including the resolution of disagreements between management and the auditor regarding financial reporting. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

The Committee shall:

1)	Review the annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Review with management and the independent auditor the adequacy of internal controls.

2)	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

3)	Review with management and the independent auditor the effect of regulatory and accounting changes.

4)	Generally discuss the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5)	Review with management and the independent auditor the Company’s quarterly financial statements (including the results of the independent auditors’ reviews of the quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to quarterly SEC filings.

6)	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7)	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

8)	Retain and terminate (subject, if applicable, to shareholder ratification) the Company’s independent auditors, which shall report directly to the Committee, on such terms as may be acceptable to the Committee, without the need to seek approval from the Board; provided that the Committee may seek input from management and the Board regarding the retention and termination of the Company’s independent auditors.

9)	Review the experience and qualifications of the senior members of the independent auditor team and the quality control procedures of the independent auditor.

10)	Review the aggregate annual fees billed by the independent auditor for the most recently completed fiscal year for audit services and all other services performed by the independent auditor for the Company including audit related services, and approve the fees to be paid to the independent auditor.

11)	Approve in advance any significant audit and all non-audit engagements or services between the corporation and the independent auditors, other than “prohibited non-auditing services” as defined by regulatory authorities. The Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at a later time. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Committee at the next regularly scheduled meeting.

12)	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company. Based on this report and such other information as the Committee may deem appropriate, the Committee evaluates the qualifications, performance and independence, including whether to implement a regular rotation of the lead audit partner and/or the audit firm, of the independent auditors and take appropriate action. The Committee shall present its conclusions with respect to the independent auditor to the Board.

13)	Set clear hiring policies for employees or former employees of the independent auditors.

14)	Review the appointment and performance of the senior internal auditing executive.

15)	Meet with the senior internal auditing executive to review the annual audit plan, including staffing and budget.

16)	Review the significant reports to management prepared by the internal auditors and management’s responses.

17)	Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

18)	Discuss with the independent auditor the matters required to be discussed by all relevant Statements on Auditing Standards, including but not limited to Statement on Auditing Standard No. 61, relating to the conduct of the audit.

19)	Review with management and the independent auditor any correspondence with regulators or governmental agencies or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

20)	Establish and maintain procedures to receive, retain and respond to complaints and the confidential, anonymous submission by the Company’s employees of concerns regarding accounting, internal controls or other auditing matters.

21)	Review with the independent and internal auditors any problems or difficulties such auditors may have encountered and any resultant management or other letter provided by the auditors and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreement with management.

b.	Any changes required in the planned scope of the audits.

c.	Any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or for other reason).

d.	A discussion of any communication between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

e.	Any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company.

22)	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as may be required.

23)	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics and Code of Conduct.

24)	Review and re-assess annually the Company’s Code of Ethics and Code of Conduct and recommend any proposed changes to the Board.

25)	Meet at least quarterly with the General Counsel and review any exceptions to the Company’s Code of Ethics and Code of Conduct.

26)	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

27)	Review and approve annually the Company’s attorney professional conduct standards.

28)	At the Committee’s discretion, meet with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

29)	Meet at least four times annually with agendas for such meetings prepared or approved in advance by the Committee Chairperson.

30)	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, without the need to seek approval from the Board.

31)	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the Company’s internal audit function.

32)	Review Committee charter at least annually and obtain Board of Directors approval.

33)	The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee including its members by reviewing the compliance of the Committee with this Charter. The Committee shall conduct such other evaluations and reviews in such manner as it deems appropriate or as required by applicable law or regulation.

HA-C00357 (Mar. 07)

ANNUAL MEETING OF SHAREHOLDERS OF

HORACE MANN EDUCATORS CORPORATION

May 23, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

■	20730000000000000000 5	052307

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors.				2.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2007.	☐	☐	☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	m Mary H. Futrell m Stephen J. Hasenmiller m Louis G. Lower II m Joseph J. Melone m Jeffrey L. Morby m Charles A. Parker m Roger J. Steinbecker		3.	To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

				PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROVIDED.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐	■

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2007

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Joseph J. Melone and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 23, 2007 at 9:00 a.m. at the Crowne Plaza Hotel, 3000 South Dirksen Parkway, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 3.

(TO BE SIGNED ON OTHER SIDE.)

■	14475	■